UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 2, 2005

Advanta Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On May 2, 2005, pursuant to the approval of the Compensation Committee of the Board of Directors and the Board of Directors, as applicable, the Company paid bonuses to its executive officers for performance year 2004. The bonuses for performance year 2004 were paid partially in cash and partially by accelerating the vesting of certain restricted shares of Class B Common Stock that were previously granted to the executive officers. The criteria for determining the bonus awards for the executive officers included, among other things, the following:

•	organizational financial metrics, such as the degree to which the Company achieved or exceeded its 2004 financial goals in its strategic plan and the guidance provided in public disclosures, and an evaluation of the Company’s achievements measured by earnings per share, net income, growth in receivables and transaction volume and improvement in net credit losses;

•	organizational non-financial metrics, such as maintaining high regard from regulatory and rating agencies, maintaining high customer loyalty and maintaining superior credit and risk management;

•	subjective factors, such as the level of difficulty of achieving goals and metrics, the extent to which the Company is equipped for long-term success and consideration of factors beyond the executive’s control, such as the competitive and broader economic environment; and

•	individual factors, such as an assessment of an individual executive’s performance and his or her contributions for the year and toward building a strong foundation for the Company’s future success.

Based on these and other considerations, AMIP bonus awards for the 2004 performance year were above target, which is consistent with the combined assessment of 2004 performance based on the criteria. Dennis Alter, Chairman and Chief Executive Officer, did not receive a bonus for 2004 performance year because in November 2001 and January 2002 he had waived his salary and AMIP bonus for years 2002 through 2004 in exchange for an aggregate of 1,500,000 options to purchase Class B Common Stock. The AMIP cash bonuses awards for the 2004 performance year for the other executive officers were as follows:

		2004 Cash
Executive Officer	Title	Bonus Award
William A. Rosoff(1)	President and Vice Chairman of the Board, Advanta Corp.	$230,874
Philip M. Browne	Senior Vice President and Chief Financial Officer, Advanta Corp.	$105,727
Christopher J. Carroll	Chief Credit Officer, Advanta Corp. and Advanta Bank Corp.	$46,002
John F. Moore	President, Advanta Bank Corp.	$48,788
David B. Weinstock	Vice President and Chief Accounting Officer, Advanta Corp.	$6,869

(1) 2004 Cash Bonus Award for Mr. Rosoff includes a $155,000 cash bonus payable pursuant to Mr. Rosoff’s employment agreement with the Company in addition to his AMIP cash bonus for the 2004 performance year.

     The Committee also approved an additional non-cash bonus with an aggregate value of approximately $1 million that will be awarded later in the year to certain of the Company’s key management employees, based on 2004 performance levels and criteria. The Committee delegated to the Office of the Chairman the discretion to determine the recipients (other than the Named Executive Officers who will be recipients if they continue to be employees of the Company on the date the additional bonus is awarded) and the timing for awarding the additional non-cash bonus.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits

     The following exhibits are filed as part of this report:

Exhibit No.	Description of Exhibit
10.1	Description of Advanta Management Incentive Program V

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp.

(Registrant)

Date: May 5, 2005

By:	/s/ Elizabeth H. Mai
Elizabeth H. Mai
Senior Vice President, Secretary and General Counsel

Exhibit Index

Exhibit No.	Description of Exhibit
10.1	Description of Advanta Management Incentive Program V